Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

NEW COBRA PUBCO, INC.

New Cobra Pubco, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The original certificate of incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on June 2, 2025. The amended and restated certificate of incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”), which amended and restated the Certificate of Incorporation of the Corporation in its entirety, was filed with the Secretary of State of the State of Delaware on August 18, 2025 and became effective at 11:59 pm (local time in Wilmington, Delaware) on August 18, 2025.

SECOND: Article I of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows (the “Amendment”):

“The name of the Corporation is Viper Energy, Inc.”

THIRD: The Amendment was duly adopted in accordance with Section 242 of the DGCL.

FOURTH: The Amendment shall become effective at 12:03 am (local time in Wilmington, Delaware) on August 19, 2025.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on August 18, 2025.

NEW COBRA PUBCO, INC

By: /s/ Kaes Van’t Hof
Name: Kaes Van’t Hof
Title: Chief Executive Officer

[Signature Page New Cobra Pubco, Inc. Certificate of Amendment]